EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Investor and Analyst Contact:	Media Contact:
Michelle Clemente	Gary Hanson
(602) 286-1533	(602) 286-1777

Jeffrey S. Beyersdorfer
(602) 286-1530

WESTERN REFINING LOGISTICS, LP
ANNOUNCES QUARTERLY CASH DISTRIBUTION

EL PASO, Texas - August 4, 2014 - On August 1, 2014, the Board of Directors of the general partner of Western Refining Logistics, LP (NYSE: WNRL) declared a quarterly cash distribution for the second quarter 2014 of $0.3075 per unit, or $1.23 per unit on an annualized basis. This distribution represents a 3% increase over the quarterly distribution of $0.2975 per unit paid in May 2014, and a 7% increase over the minimum quarterly distribution. The second quarter distribution will be paid on August 25, 2014, to all unitholders of record at the close of market on August 15, 2014.

About Western Refining Logistics, LP

Western Refining Logistics, LP is a fee-based, growth-oriented master limited partnership formed by Western Refining, Inc. (NYSE: WNR) to own, operate, develop and acquire terminals, storage tanks, pipelines and other logistics assets related to the terminalling, transportation and storage of crude oil and refined products. Headquartered in El Paso, Texas, Western Refining Logistics’ assets include approximately 300 miles of pipelines, approximately 7.9 million barrels of active storage capacity and other assets in the Southwest US.

More information about Western Refining Logistics is available at www.wnrl.com.

This release is intended to serve as qualified notice under Treasury Regulation Section 1.1446-4(b). Brokers and nominees should treat one hundred percent (100%) of Western Refining Logistics' distributions to non-U.S. investors as being attributable to income that is effectively connected with a United States trade or business. Accordingly, Western Refining Logistics' distributions to non-U.S. investors are subject to federal income tax withholding at the highest applicable effective tax rate.